Exhibit 10.2

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (the “Agreement”), dated as of February 2, 2006 (the “Effective Date”), is entered into by and among Indalex Holding Corp., a Delaware corporation (the “Company”) with an address of 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486, Indalex Limited, a Canada Corporation (“Indalex Limited”) formed upon the amalgamation of 6461948 Canada Inc. and Indalex Limited with an address of 5675 Kennedy Road, Mississauga, Ontario, Canada L4Z 2H9, and Sun Capital Partners Management III, LP, a Delaware limited partnership (the “Manager”) with an address of 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486.

WHEREAS, the Company and its affiliates (including Indalex Limited) desire to receive financial and management consulting services from the Manager and to obtain the benefit of the experience of the Manager in business and financial management;

WHEREAS, the Manager desires to provide financial and management consulting services to the Company and its affiliates pursuant to the terms of this Agreement; and

WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Manager for providing such financial and management consulting services to the Company and its affiliates.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.                                       Agreement; Term.

(a)           The Company hereby retains the Manager to perform, and the Manager agrees to render to the Company and its affiliates, on the terms herein set forth, management and consulting services regarding the business of the Company and its affiliates and such other services relating to the Company and its affiliates as may from time to time be reasonably requested by the executive officers of the Company and agreed to by the Manager.  Without limiting the generality of the foregoing, the parties currently contemplate that these services shall include advice regarding improvements to the Company’s and its affiliates’ financial reporting, accounting and management information systems and staffing.

(b)           It is expressly understood and agreed that the Manager shall devote only so much time, and shall consult with and advise the officers and managers of the Company and its affiliates only to such extent and at such times and places as may be mutually acceptable to the Company and the Manager.  The Manager shall be free to provide similar services to such other business enterprises or activities as the Manager may deem fit without any limitation or restriction whatsoever.

(c)           The term of this Agreement shall commence as of the Effective Date and shall terminate on the tenth anniversary of the Effective Date.  Notwithstanding any other provisions hereof, (i) the Company’s obligation to pay amounts due with respect to periods prior to the termination hereof and (ii) the provisions of Sections 3 through 18 hereof shall survive any termination of this Agreement.

2.             Compensation and Expenses.

(a)           For the services to be rendered by the Manager hereunder, the Manager shall receive an annual fee (the “Management Fee”) equal to the greater of (i) $1,000,000 and (ii) 2% of EBITDA (as such term is hereinafter defined), computed without taking into consideration the fees payable under this Section 2, as determined by the Company’s regular auditors, or in the absence thereof, by the Company’s managing member, with respect to each fiscal year. The Company shall pay the Management Fee in quarterly installments in advance equal to the greater of (i) $250,000 and (ii) 2% of EBITDA (as such term is hereinafter defined) for the immediately preceding fiscal quarter, computed without taking into consideration the fees payable under this Section 2.  At the end of each fiscal year during the term of this Agreement, following an audit of the Company’s financial statements for such fiscal year: (x) in the event the Company paid the Manager an amount less than the greater of (i) $1,000,000 and (ii) 2% of EBITDA for such fiscal year (the “Audited Management Fee”), the Company shall promptly pay to the Manager the difference between the Audited Management Fee and the Management Fee actually paid with respect to such fiscal year (the greater of (i) and (ii), the “Actual Management Fee”); and (y) in the event the Actual Management Fee is greater than the Audited Management Fee for such fiscal year, the Company shall receive a credit against the immediately succeeding quarterly installment or installments, as applicable, for the difference between the Actual Management Fee and the Audited Management Fee.  On the date hereof, the Company shall pay the Manager $250,000, representing the pro rata portion of the Management Fee for the quarter ending March 31, 2006.  For purposes of this Agreement, the term “EBITDA” means, for any period, the sum of the amounts for such period of (A) net income (or loss) after taxes of the Company and its affiliates (including Indalex Limited) on a consolidated basis (“Net Income”), plus (B) interest expense which has been deducted in the determination of Net Income, plus (C) federal, state, provincial and local taxes which have been deducted in determining Net Income, plus (D) depreciation and amortization expenses which have been deducted in determining Net Income, including without limitation amortization of capitalized transaction expenses incurred in connection with the acquisition of all the issued and outstanding capital stock of Indalex Inc., a Delaware Corporation, by the Company and Indalex Limited by 6461948 Canada Inc. (the “Indalex Acquisition”), plus (E) extraordinary losses which have been deducted in the determination of Net Income, plus (F) uncapitalized transaction expenses incurred in connection with the Indalex Acquisition, plus (G) all other non-cash charges, minus (H) extraordinary gains which have been included in the determination of Net Income.  Each item used in calculating EBITDA shall be determined in accordance with generally accepted accounting principles, consistent with that used in prior periods.

(b)           The Company shall reimburse the Manager for the cost of all reasonable out-of-pocket fees and expenses incurred by the Manager and its affiliates in the performance of the services hereunder and all matters related thereto.

(c)           In connection with additional management services required in connection with certain corporate events, the Manager shall also be entitled to additional customary and reasonable fees for management consulting services provided to the Company or to any of its direct or indirect subsidiaries or shareholders, including with respect to, without limitation, refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures (each a “Management Consulting Event”).  In the event that at any time during the term hereof, there shall occur a Management Consulting Event involving the Company or any of the Company’s direct or indirect subsidiaries or shareholders, the Company shall pay the Manager a management consulting fee, in cash, equal to 1% of the aggregate consideration (including assumed debt and long-term liabilities) paid to or by the Company or to or by any of its direct or indirect subsidiaries or shareholders in consideration for the Manager’s performance of management consulting services in connection with such Management Consulting Event.  The Manager and the Company acknowledge and agree that, in connection with the closing of the Indalex Acquisition, the Manager shall be entitled to receive a management consulting fee from the Company only equal to $4,650,000.

(d)           If for any  reason the Company is unable to pay any or all of the amounts otherwise owed to the Manager pursuant to this Agreement, the Company shall make such payments as soon as the Company is able to do so.

3.             Allocation of Services Performed among Canada and United States.

(a)           The Company shall allocate all amounts payable hereunder on a reasonable basis to reflect (i) the relative portion of services provided hereunder that are performed inside and outside Canada, and (ii) those amounts payable which are for the benefit of the affiliates of the Company which are organized in Canada, including Indalex Limited (each a “Canadian Subsidiary”).  To the extent an amount is paid by the Company that is for the benefit of a Canadian Subsidiary, the Company will be considered to have incurred that amount as agent for and on behalf of such Canadian Subsidiary.

(b)           To the extent that an amount is payable in respect of services that are performed inside Canada, such amount shall be subject to withholding as required by Regulation 105 under the Income Tax Act (Canada) (“Regulation 105”) (which is currently 15%), provided that no withholding as described in this subsection (b) will be made if the Manager provides the Company with a withholding tax waiver issued by the Canada Revenue Agency in respect of amounts payable hereunder.  Any amount withheld hereunder will be remitted to the Receiver General for Canada for the respective accounts of the members of the Manager pursuant to the provisions of the Income Tax Act (Canada) and the Regulations thereunder.

(c)           If the Company is required to withhold any amount under Regulation 105 as described in subsection (b), the amount payable under this Agreement shall be increased as necessary so that, after making all required withholdings (including withholdings applicable to additional amounts under this Section 3), the Manager receives an amount equal to the sum it would have received had no such withholding been made.

(d)           If, following any withholding as contemplated in this Section 3 in respect of which the Company is required to make an additional payment pursuant to subsection (c), any member of the Manager receives or is granted a refund of or a credit against or remission for any taxes paid or payable by him or on his account or a deduction in computing income or other such relief, the Manager will reimburse the Company with such amount as the Manager shall have concluded, in its absolute discretion but in good faith, to be the amount or value of the relevant relief.

4.             Relationship of the Parties. The Manager is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel.  Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company or Indalex Limited, on the one hand, and the Manager or any of the Manager’s employees on the other hand.

5.             Directors and Officers. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company or its affiliates from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s (or such affiliate’s) Articles of Incorporation or Bylaws, any applicable provisions of the applicable corporate law, or otherwise.  The activities of the Company (or such affiliate) shall at all times be subject to the control and direction of its directors and officers.  The Company (or such affiliate) reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation.

6.             Limitation of Liability.  Neither the Manager nor any of its affiliates, members, managers, partners, directors, officers, employees, agents and controlling persons (collectively, the “Manager Indemnitees”) shall be liable to the Company or any of its subsidiaries or affiliates or any of the security holders or creditors of the Company or any of its affiliates for any (i) damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) directly or indirectly (whether direct or indirect, in contract or tort or otherwise) arising out of, related to, caused by, based upon or in connection with the performance of services contemplated by this Agreement unless such damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) shall be proven to result directly from the willful misconduct of such person or (ii) any Outside Activities (as defined in Section 17 below).  In no event will any Manager Indemnitee be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if such Manager Indemnitee has been advised of the possibility of such damages. Under no circumstances will the liability of the Manager Indemnitees exceed, in the aggregate, the fees actually paid to the Managers hereunder.

7.             Indemnification. The Company shall reimburse, defend, indemnify and hold the Manager Indemnitees, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with (a) any act or omission of, or on behalf of, the Company, the Manager or any of the Manager Indemnitees, except to the extent proven to result directly from the willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company.

8.             Notices.  Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth in the preamble to this Agreement (or at such other address as shall be designated hereunder by notice to the other party hereto, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with a nationally recognized overnight delivery service with an order for next-day delivery, with the cost of delivery prepaid for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) if delivered by other means, when actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

9.             Assignment; Successors and Assigns.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company without the prior written consent of the Manager.  This Agreement and the rights, duties and obligations of the Manager hereunder may not be assigned or delegated by the Manager, other than to an affiliate of the Manager, without the prior written consent of the Company. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

10.           Amendments.  No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Manager and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

11.           Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

12.           Section Headings.  The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

14.           Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

16.           Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement.  The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

17.           Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

18.           Outside Activities.  The Company hereby acknowledges and agrees that one or more of the Manager Indemnitees have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of the Company (collectively, “Outside Activities”), including (without limitation) investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, the Company.  The Company hereby consents to all such Outside Activities.

19.           Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

20.           Currency and Payments.  All dollar amounts specified herein are denominated in United States dollars, and all payments to be made pursuant to this Agreement shall be made in United States dollars.

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IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first above written.

SUN CAPITAL PARTNERS
MANAGEMENT III, LP

By:	Sun Capital Partners
Management III, LLC
Its: General Partner

By:	/s/ Michael McConvery
Name: Michael McConvery
Title: Vice President

INDALEX HOLDING CORP.

By:	/s/ M. Steven Liff
Name: M. Steven Liff
Title: Vice President

INDALEX LIMITED

By:	/s/ Michael Alger
Name: Michael Alger
Title: EVP/CFO

Signature Page to Management Services Agreement